ALLOCATION AGREEMENT

      AGREEMENT made as of this first day of April 2003, by and among Touchstone Investment Trust; Touchstone Tax-Free Trust; Touchstone Strategic Trust; Touchstone Variable Series Trust; Touchstone Series Trust; The Legends Fund, Inc.; Separate Account Ten of Integrity Life Insurance Company; and Select Ten Plus Fund LLC (collectively the "Funds"), all open-end investment companies registered under the Investment Company Act of 1940.

         WHEREAS,   pursuant  to  the  requirements  of  Rule  17g-1  under  the
Investment Company Act of 1940 ("Rule 17g-1"), the Funds are required to maintain a fidelity bond against larceny and embezzlement, covering certain of their officers and employees; and

         WHEREAS, Rule 17g-1 provides that where the shares of two or more investment companies are distributed by the same person, such investment companies may enter into a joint fidelity bond with each other (a "Joint Insured Bond"); and

         WHEREAS, the Funds have entered into such a Joint Insured Bond with Fidelity and Deposit Company of Maryland in accordance with Rule 17g-1 (such Joint Insured Bond as it is currently constituted and as it may be amended from time to time being hereinafter referred to as the "Bond"); and

         WHEREAS, Rule 17g-1 provides that the amount of insurance coverage under a Joint Insured Bond shall be at least equal to the sum of the total amount of coverage which each party to such bond would have been required under Rule 17g-1 to provide and maintain individually; and

         WHEREAS, the Funds desire to provide for: (1) the method by which the amount of coverage provided under the Bond will be determined from time to time and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that two or more of the Funds suffer loss and consequently are entitled to recover under the Bond;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Funds agree as follows:

I.       Definitions

                  A. Minimum Coverage Requirement - the minimum amount of insurance coverage required to be maintained on a current basis by each of the Funds, such amount being based upon their respective gross assets and being determined as of the close of the most recent fiscal quarter in accordance with the table set forth in paragraph (d) of Rule 17g-1 as it may from time to time be amended by the Securities and Exchange Commission.

                  B. Fidelity Coverage - the total amount of coverage provided under the Bond.

                  C. Actual Loss - the total amount of pecuniary loss suffered by a Fund under circumstances covered by the terms of the Bond without regard to whether the amount of Fidelity Coverage is sufficient to enable such Fund to recover the total amount of such pecuniary loss.

                  D. Excess Coverage - the amount by which the Fidelity Coverage exceeds the amount of the combined Minimum Coverage Requirements of the Funds suffering Actual Loss.
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II.      The Amount of the Bond

                  It shall be the intent of the Funds that the amount of the Fidelity Coverage at all times shall be at least equal to the amount of the combined Minimum Coverage Requirements of the Funds.

III.     Allocation of Recovery Under the Bond

                  In the event Actual Loss is suffered by any two or more of the Funds, any recovery under the Bond will be allocated among such Funds in the following manner:

         a. If the Fidelity Coverage exceeds or is equal to the amount of the combined Actual Losses of the Funds suffering Actual Loss, then each such Party shall be entitled to recover the amount of its Actual Loss.

         b. If the amount of Actual Loss of each Party suffering Actual Loss exceeds its Minimum Coverage Requirements and the amount of the Funds' combined Actual Losses exceeds the Fidelity Coverage, then each Party shall be entitled to recover (i) its Minimum Coverage Requirement, and (ii) to the extent there exists Excess Coverage, the proportion of the Excess Coverage which its Minimum Coverage Requirement bears to the amount of the combined Minimum Coverage Requirements of the Funds suffering Acutal Loss; provided, however, that if the Actual Loss of any of such Funds is less that the sum of (i) and
(ii) of this subpart (b), then such difference shall be recoverable by the other Funds in proportion to their relative Minimum Coverage Requirements.

         c. If (i) the amount of Actual Loss suffered by any Fund is less than or equal to its Minimum Coverage Requirement, (ii) the amount of Actual Loss of the other Funds exceeds its or their Minimum Coverage Requirement(s) and (iii) the amount of the combined Actual Losses of the Funds exceeds the Fidelity Coverage, then any Fund which has suffered an amount of Actual Loss less than or equal to its Minimum Coverage Requirement shall be entitled to recover its Actual Loss. If only one other Fund has suffered Actual Loss, it shall be entitled to recover the amount of the Fidelity Coverage remaining. If more than one other Fund has suffered Actual Loss in excess of the remaining coverage, they shall allocate such remaining coverage in accordance with Section III(b) of this Agreement.



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IN WITNESS  WHEREOF,  the Funds have executed this Agreement on the date above mentioned.

TOUCHSTONE INVESTMENT TRUST         TOUCHSTONE TAX-FREE TRUST


By:  /s/ Patrick Bannigan           By: /s/ Patrick Bannigan
-------------------------           -------------------------

TOUCHSTONE STRATEGIC TRUST          TOUCHSTONE VARIABLE SERIES TRUST


By: /s/ Patrick Bannigan            By:  /s/ Patrick Bannigan
-------------------------            --------------------------

TOUCHSTONE SERIES TRUST              THE LEGENDS FUND, INC.


By: /s/ Partick Bannigan             By:  /s/ Kevin Howard
-------------------------            -----------------------------

SEPARATE ACCOUNT TEN OF             SELECT TEN PLUS FUND, LLC
INTEGRITY LIFE

By: /s/ Kevin Howard                 By:  /s/ Kevin Howard
-------------------------            -----------------------------